UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010

Commission File Number: 333-151252

Buyonate, Inc.
(Exact name of registrant as specified in its charter)

Nevada	26-2477977
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

62 S Copper Sage Circle The Woodlands, TX 77381
(Address of principal executive offices)
1-281-825-8681
(Registrant’s telephone number, including area code)
Suite 803-5348 Vegas Drive, Las Vegas, Nevada 89108 1-702-939-6505

(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01    CHANGES IN CONTROL OF REGISTRANT

On March 29, 2010, Mr. Ryan Cravey entered into a common stock purchase agreement with Mr. Husni Hassadiyeh and Ms. Inbar Kuta, whereby Mr. Cravey acquired from Mr. Hassadiyeh and Ms. Kuta 4,000,000 shares of common stock, par value $.0001 per share (the “Common Stock”) of Buyonate, Inc. (the “Company”) for a consideration of $355,000 (the “Transaction”). The Transaction was closed on April 1, 2010. Part of the Transaction was funded by a secured note in the amount of $305,000 taken by Mr. Cravey with an annual interest rate of 15%, which will be due on May 31, 2010. As of April 1, 2010, the Company had 4,810,000 shares of Common Stock issued and outstanding, and as a result of the Transaction, Mr. Cravey became the owner of approximately of 83.16% of the Company’s total outstanding Common Stock.

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 5, 2010, Mr. Husni Hassadiyeh resigned as President and Director of Buyonate, Inc. and Ms Inbar Kuta resigned as Secretary, Treasurer and Director of the Company.  Such persons resigned voluntarily with no disagreement regarding Buyonate, Inc.

Also on April 5, 2010, Mr. Ryan Cravey was appointed as the sole director of the Company.

Set forth below is a brief biography of Mr. Cravey:

Mr. Ryan Cravey, age 38, has been a senior manager of Detcon, Inc. a gas products company based in Houston, Texas since 2007.  From 2002 to 2007, he was the owner of Cray Networks a network service company in Austin, Texas. Prior to that, Mr. Cravey served as Vice President of Operations for United Computing Group, Inc., an information technology company based in Houston, Texas from 1998 to 2002. Mr. Cravey studied at Sam Houston State University during years 1990 through 1992 and served in the U.S. Navy in years 1992 through 1996.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUYONATE, INC.

Date: April 6, 2010	/s/ Ryan Cravey
Sole Director